Exhibit 99.1

MCLEAN, Va., Feb. 18, 2025 (GLOBE NEWSWIRE) — Cycurion (NASDAQ:CYCU), a leading cybersecurity firm, issues a shareholder update from Kevin Kelly Chairman and CEO, after IPO.

Date: February 17, 2025

RE: Cycurion (CYCU) announces Initial Public Offering

Dear Investors and Stockholders,

I am honored to address you as Chairman and CEO or Cycurion at this pivotal moment in our company’s journey. With over a decade of experience building and growing cybersecurity companies and successfully leading organizations through the Nasdaq public markets, I understand what it takes to scale a company in this evolving landscape. Cycurion is at the forefront of cyber-security innovation, and I am incredibly proud of the foundation we have built and the exciting path ahead.

Headquartered in McLean, Virginia, Cycurion is dedicated to addressing the growing risks of cyber threats and data breaches with a multi-layered SaaS solution that minimizes false positives while protecting critical digital assets. Since our founding in 2017, we have built a comprehensive cybersecurity ecosystem, serving the federal. state, and local government agencies, as well as commercial enterprises. Our key clients and partners include the United States

Department of Defense, the Defense Intelligence Agency. the Department of Homeland Security, the United States Navy, as well as a number of Fortune 100 and 500 companies. Additionally, our wholly owned subsidiaries—Axxum Technologies LLC, Cloudburst Security LLC, and Cycurion Innovation, Inc.—enhance our capabilities by delivering tailored cybersecurity services and advanced security products to both government and commercial.

At the heart of our success is our Al-infused proprietary technology being one of the first to Marry AI and Cybersecurity. Three years ago, we acquired a significant piece of technology called the ARx Security Platform, which we are now preparing to expand this offer into the broader market. This multilayer software platform, featuring a Web Application Firewall, Bot Mitigation, and Geo Gating, is built on proprietary algorithms that provide multiple layers of protection against cyber threats.

At Cycurion, we offer a comprehensive suite of services tailored to meet the full spectrum of cybersecurity needs:

● Cybersecurity: Anticipating, presenting, detecting, and responding to cyber threats to ensure the integrity of our clients’ networks.

● Consulting & Advisory: Providing strategic guidance to help organizations develop and maintain strong security programs.

● Governance, Risk & Compliance: Ensuring businesses meet regulatory requirements through proven methodologies.

● Engineering & Architecture: Leveraging advanced technologies such as DevOps, continuous delivery, and big data analytics to secure IT infrastructures.

What truly sets Cycurion apart is our deeply skilled team of 80 technology veterans, many of whom hold high-level security clearances and have served in critical roles within the Department of Defense, the Department of Justice, and leading technology companies. Their expertise spans national security, enterprise cybersecurity, and critical infrastructure protection, making them uniquely qualified to combat today’s most sophisticated cyber threats. We are grateful to have such an exceptional team, whose dedication and experience drive our success.

Since 2017, we have been singularly focused on providing cybersecurity solutions to federal, state. and local governments, civilian, defense, and judicial agencies, as well as commercial clients across various industries. We established our reputation by delivering mission-critical cyber-security support to multiple federal agencies, positioning us well for expansion into the commercial market. cutting-edge solution further strengthens our position as a leader in the cybersecurity industry and enhances the trust that organizations worldwide place in us.

Cycurion also provides a unique integrated dashboard, allowing C-Suite executives and Boards to monitor cyber threats in real time and make informed security decisions. As a result, many CEOs and Boards turn to Cycurion to navigate today’s complex security landscape.

offer into the broader market. This multilayer software platform, featuring a Web Application Firewall, Bot Mitigation, and Geo Gating, is built on proprietary algorithms that provide multiple layers of protection against cyber threats.

We are privileged to serve federal, state, and local governments, police departments, and leading consulting firms such as the big four. Our ability to secure and protect critical infrastructure has made us a trusted partner in both the public and private sectors.

By combining our industry expertise with government-level experience, Cycurion is well positioned to capture market share in the $200 billion cybersecurity industry. With our advanced technology, strategic partnerships, and exceptional team, we are confident in our ability to drive sustained growth and deliver long-term value.

Today, I am thrilled to announce a monumental milestone—our Initial Public Offering (IPO).

After our IPO, our ticker symbol will be (CYCU). This marks the beginning of an exciting new phase for Cycurion, reflecting our unwavering commitment to innovation, excellence, and expansion.

As we look ahead, we are focused on growth. We are committed to organic growth; however, we will be pursuing a primarily inorganic strategy, with plans for at least one strategic acquisition this year to enhance our technology and expand our market reach. At the same time, we remain committed to organic growth, leveraging our strong foundation and innovative approach to meet the evolving demands of the cybersecurity landscape. This strategic expansion will allow us to broaden our impact and strengthen our position in securing vital systems and data.

Thank you for being an essential part of Cycurion’s journey. Together, we look forward to shaping the future of cybersecurity and achieving new heights of success.

Sincerely,

Kevin Kelly

Chairman & CEO Cycurion, Inc.

Email- Info@cycurion.com

Phone: 888-341-6680